Exhibit 4.5

Lock-Up Agreement

, 2015

Axiom Capital Management, Inc.

780 Third Avenue, 43rd Floor

New York, NY 10017

Ladies and Gentlemen:

The undersigned understands that Axiom Capital Management, Inc. (the “Underwriter”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Wowo Limited, a Cayman Islands company (the “Company”), providing for the public offering (the “Public Offering”) by the Underwriter of cetain American Depositary Shares (“ADSs”) of the Company.  Each ADS shall represent a number of ordinary shares, par value $0.00001 per share, of the Company (the “Ordinary Shares”) as shall be set forth in the Prospectus (defined below).

To induce the Underwriter to continue its efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Underwriter, it will not, during the period commencing on the date hereof and ending on, the date that is 180 days after the date of the final prospectus (the “Prospectus”) relating to the Public Offering (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any ADSs or Ordinary Shares or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares, or (2) establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” with respect to any ADSs or Ordinary Shares or relevant security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder), or otherwise enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ADSs or Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs or Ordinary Shares or such other securities, in cash or otherwise.  Notwithstanding the foregoing, the undersigned may transfer ADSs or Ordinary Shares without the prior consent of the Underwriter in connection with (a) transactions relating to ADSs or Ordinary Shares or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of ADSs or Ordinary Shares or other securities acquired in such open market transactions, (b) transfers of ADSs or Ordinary Shares or any security convertible into ADSs or Ordinary Shares as a bona fide gift, by will or intestacy or to a family member or trust for the benefit of a family member; provided that in the case of any transfer or distribution pursuant to clause (b), (i) each donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter agreement and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of ADSs or Ordinary Shares, shall be required or shall be voluntarily made during the Lock-up Period, (c) transfer of ADSs or Ordinary Shares to a charity or educational institution, or (d) if the undersigned, directly or indirectly, controls a corporation, partnership, limited liability company or other business entity, any transfers of ADSs or Ordinary Shares to any shareholder, partner or member of, or owner of similar equity interests in, the undersigned, as the case may be, if, in any such case, such transfer is not for value.

In addition, the undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s ADSs or Ordinary Shares except in compliance with this letter agreement.

If (i) the Company issues an earnings release or announces material news or a material event occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this letter agreement shall continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, the announcement of the material news, or the occurrence of the material event, unless the Underwriter waives such extension.

No provision in this letter agreement shall be deemed to restrict or prohibit the exercise or exchange by the undersigned of any option or warrant to acquire ADSs or Ordinary Shares, or securities exchangeable or exercisable for or convertible into ADSs or Ordinary Shares, provided that the undersigned does not transfer the ADSs or Ordinary Shares acquired on such exercise or exchange during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this letter agreement.  In addition, no provision herein shall be deemed to restrict or prohibit the entry into or modification of a so-called “10b5-1” plan at any time (other than the entry into or modification of such a plan in such a manner as to cause the sale of any ADSs or Ordinary Shares or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares within the Lock-Up Period).

The undersigned understands that the Company and the Underwriter are relying upon this letter agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned understands that, if the registration statement on Form F-1 in connection with the Public Offering is not declared effective by the Securities and Exchange Commission on or before March 31, 2015, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the ADSs or Ordinary Shares to be sold thereunder, this letter agreement shall be void and of no further force or effect.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriter.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement and that this letter agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms.  Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.  Delivery of a signed copy of this letter by email or facsimile transmission shall be effective as delivery of the original hereof.

If Individual:

(Signature)

(Print Name)

If Entity:

(Print Name of Entity)

By:

(Print Name of Signatory

Number of Ordinary Shares subject to this letter agreement: